Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNINGS GROW TO $304 MILLION IN SECOND QUARTER

Business Segment Earnings Increase 16 Percent

PITTSBURGH, July 21, 2004 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported second quarter 2004 earnings of $304 million, or $1.07 per diluted share, an increase of $120 million, or $0.42 per diluted share, compared with second quarter 2003 earnings of $184 million, or $0.65 per diluted share. Excluding an after-tax charge of $87 million, or $0.31 per fully diluted share, related to the agreement with the Department of Justice in the second quarter of 2003, earnings would have increased 12 percent, or $0.11 per diluted share. Earnings for the first quarter of 2004, which included a $22 million after-tax gain related to the sale of the Corporation’s modified coinsurance contracts, were $328 million, or $1.15 per diluted share.

“We are very encouraged by the trends in our businesses,” said James E. Rohr, chairman and chief executive officer. “Business segment earnings increased 16 percent over last year, driven by several positive developments: Loan demand is increasing, deposits are higher, asset quality continues to be excellent and our customer base is growing. These fundamental improvements, along with our favorable positioning for higher interest rates, are generating earnings momentum for PNC.”

HIGHLIGHTS

•	On July 16, 2004, PNC announced that it has signed a definitive agreement to acquire Riggs National Corporation, a Washington, D.C., based banking company. The transaction, which is expected to close in the first quarter of 2005, will give PNC a substantial presence on which to build a market leading franchise in the affluent Washington metropolitan area.

•	Loan demand rose substantially, highlighted by growth in consumer loans and a significant increase in commercial loan demand, as evidenced by increases in credit utilization rates and net new client business. Consumer and commercial loan balances each increased more than $800 million as of June 30, 2004 compared with the amounts at March 31, 2004.

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PNC Earnings Grow To $304 Million In Second Quarter

•	Noninterest income grew 17 percent compared with the second quarter of 2003, driven by growth in fee-based businesses and improved equity management results. Sixty-five percent of the Corporation’s total revenue came from noninterest income during the second quarter of 2004.

•	The Regional Community Banking segment, which generated 41 percent of consolidated net income, produced another strong quarter, as average total loans and average total demand deposits grew by 31 percent and 15 percent, respectively, versus the second quarter of 2003; checking relationships grew 8 percent versus the year-earlier period; and the percentage of customers using online banking systems increased to a record high of 43 percent.

•	BlackRock reported another strong quarter, as earnings improved 24 percent over the prior year period. Apart from the $9 million benefit related to the New York State tax audit recorded during the first quarter of 2004, BlackRock earnings compared with the linked quarter increased $2 million despite a decline in assets under management. This earnings resiliency in the face of rising interest rates reflected positively on the diversity of BlackRock’s business.

•	Asset quality continued to improve from already strong levels. Nonperforming loans as a percentage of total loans fell to .43 percent at June 30, 2004, compared with .49 percent at March 31, 2004 and .95 percent at June 30, 2003. As a result of this improvement as well as the impact of the sale of the Corporation’s vehicle leasing portfolio, the provision for credit losses was reduced to $8 million versus $12 million in the first quarter of 2004 and $57 million in the second quarter of 2003.

•	Efficiency initiatives in 2003 and 2004 resulted in incremental expense savings of $45 million in the second quarter of 2004 compared with $21 million for the second quarter of 2003.

Return on average common equity was 17.41 percent for the second quarter of 2004, compared with 10.91 percent for the second quarter of 2003 and 18.84 percent, including the gain related to the sale of modified coinsurance contracts, for the first quarter of 2004. Return on average assets was 1.66 percent for the second quarter of 2004, compared with 1.13 percent for the second quarter of 2003 and 1.81 percent for the first quarter of 2004.

The Consolidated Financial Highlights include a reconciliation of total business segment earnings to total consolidated earnings. See the “Reconciliation of Quarterly GAAP Earnings to Normalized Earnings” included in the Consolidated Financial Highlights accompanying this news release for a description of certain items impacting the comparability of net income for the second quarter of 2004 with the second quarter of 2003 and the first quarter of 2004.

BUSINESS SEGMENT RESULTS

Total business segment earnings for the second quarter of 2004 were $330 million, an increase of $46 million compared with the second quarter of 2003 and an increase of $4 million compared with the first quarter of 2004. The increase over the prior year period was driven by higher assets under management, improved asset quality and increased fees from customers. The increase compared with the first quarter of 2004 was primarily attributable to increased fees from customers and improved asset quality partially offset by the gain on the sale of certain Hawthorn consulting activities in the first quarter of 2004.

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PNC Earnings Grow To $304 Million In Second Quarter

The Consolidated Financial Highlights include a reconciliation of net interest income as reported under generally accepted accounting principles (“GAAP”) to taxable-equivalent net interest income.

Banking Businesses

Regional Community Banking

Regional Community Banking earnings totaled $125 million for the second quarter of 2004 compared with $122 million for the second quarter of 2003 and $102 million for the first quarter of 2004. Results for both periods of 2004 included the impact of the United National Bancorp acquisition, which was closed on January 1, 2004. First quarter 2004 earnings reflected an increased provision for credit losses due to management’s decision to change the charge-off policy related to smaller nonperforming commercial loans and $10 million in one-time expenses associated with the United National acquisition. Second quarter 2004 results included expenditures related to expanding the branch network and increased marketing activities in support of business growth initiatives.

Regional Community Banking’s results were highlighted by:

•	Continued customer growth. Checking relationships increased 8 percent, to 1.7 million compared with June 30, 2003. This growth came from the acquisition of United National as well as strong new customer acquisition and continued excellent consumer retention, which reached 95 percent for the second quarter of 2004;

•	Substantial increases in loans. Regional Community Banking average loan balances grew 8 percent compared with the first quarter of 2004, in part driven by strong consumer demand for home equity products;

•	Growth in higher-potential markets. The Regional Community Banking segment experienced continued success at leveraging the resources of the former United National; and

•	Continued improvements in asset quality from already high levels.

Wholesale Banking

Wholesale Banking reported second quarter 2004 earnings of $113 million, an increase of 36 percent over the second quarter of 2003 and a decrease of $9 million compared with the first quarter of 2004. The increase in earnings compared with the second quarter of 2003 was attributable to a reduction in the provision for credit losses due to the improvement in asset quality and a 14 percent increase in noninterest income. The decrease in earnings compared with the first quarter of 2004 was primarily attributable to

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PNC Earnings Grow To $304 Million In Second Quarter

higher provision for credit losses. Total loans outstanding at June 30, 2004 increased 8.5 percent compared with December 31, 2003 and 4.3 percent compared with March 31, 2004. Average loans for the second quarter of 2004 were at their highest level since the second quarter of 2003.

PNC Advisors

PNC Advisors’ earnings totaled $27 million for the second quarter of 2004 compared with $24 million for the second quarter of 2003 and $31 million for the first quarter of 2004. The increase in earnings compared with the second quarter of 2003 reflected a credit to the provision for credit losses and expense efficiencies. The decrease in earnings compared with the prior quarter was attributable to a $10 million pre-tax gain, which was recognized during the first quarter of 2004, from the sale of certain investment consulting activities of Hawthorn partially mitigated by a decrease in noninterest expense in the second quarter of 2004.

Assets under management at PNC Advisors totaled $49 billion at June 30, 2004 compared with $48 billion at March 31, 2004 and $51 billion at June 30, 2003. Nondiscretionary assets under administration at PNC Advisors totaled $91 billion at June 30, 2004, $94 billion at March 31, 2004 and $85 billion at June 30, 2003. The change in assets under management compared with the prior year reflected the impact of higher equity markets offset by the transfer to nondiscretionary assets under administration of certain accounts related to the sale of the Hawthorn investment consulting business. The decline in nondiscretionary assets under administration compared with the linked quarter reflected distributions, while the increase compared with the second quarter of 2003 reflected the impact of the Hawthorn transaction.

Asset Management and Processing Businesses

BlackRock

BlackRock’s earnings totaled $48 million for the second quarter of 2004, an increase of $9 million, or 24 percent, compared with the second quarter of 2003 and a decrease of $7 million, or 13 percent, compared with the first quarter of 2004. Stronger earnings compared with the year-earlier period were attributable to increased revenue resulting from a growing base of assets under management and stronger performance fees partially offset by a $32 million increase in operating expense primarily due to increased staff costs. BlackRock’s assets under management were $310 billion at June 30, 2004, compared with $286 billion at June 30, 2003 and $321 billion at March 31, 2004. The decrease in earnings compared with the prior quarter was due to a $9 million after-tax benefit related to resolving a New York State tax audit during the first quarter of 2004. Operating expenses for the first quarter of 2004 included the recognition of a $6 million impairment on an intangible asset, while operating expenses for the second quarter of 2004 reflected increased sales-based and incentive compensation costs.

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PNC Earnings Grow To $304 Million In Second Quarter

BlackRock is approximately 71 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 29 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s consolidated income statement and are reflected on a separate line in the Business Segment Earnings (Loss) table in the Consolidated Financial Highlights.

PFPC

Earnings from PFPC totaled $17 million for the second quarter of 2004 compared with $16 million for both the second quarter of 2003 and the first quarter of 2004. The year-over-year increase in earnings was primarily attributable to the divestiture of the retirement services business and the acquisition of ADVISORport, Inc., both executed in the second half of 2003, as well as the benefit derived from favorable market conditions. The increase in earnings compared with the first quarter of 2004 was primarily attributable to expense reductions. Compared with both the second quarter of 2003 and the first quarter of 2004, earnings were reduced by $2 million and $1 million, respectively, due to the reduction in accretion associated with a discounted client contract liability.

PFPC provided accounting/administration services for $665 billion of net fund investment assets and provided custody services for $416 billion of fund investment assets at June 30, 2004. The comparable amounts were $669 billion and $411 billion, respectively, at March 31, 2004, and $608 billion and $371 billion, respectively, at June 30, 2003. Increases in these statistics from June 30, 2003 for both accounting/ administration and custody assets reflected net new business, comparatively improved equity market conditions and asset inflows from existing customers. Total assets serviced by PFPC were $1.6 trillion at June 30, 2004, $1.7 trillion at March 31, 2004 and $1.5 trillion at June 30, 2003. PFPC serviced approximately 21 million transfer agency shareholder accounts at June 30, 2004, compared with 22 million at March 31, 2004 and 20 million at June 30, 2003. Subaccounting shareholder accounts serviced by PFPC totaled 34 million at June 30, 2004, 33 million at March 31, 2004 and 28 million at June 30, 2003.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains, equity management activities, differences between business segment performance reporting and financial statement reporting (GAAP), corporate overhead and intercompany eliminations. A net loss of $12 million was reported in “Other” for the second quarter of 2004, compared with a net loss of $88 million for the second quarter of 2003 and earnings of $18 million for the first quarter of 2004. During the second quarter of 2004, PNC recognized a pre-tax net expense of $8 million and a $5 million reversal of loan loss reserves, which was credited to the provision for credit losses, related to the sale of the vehicle leasing portfolio. During the first quarter of 2004, PNC recognized a $22 million after-tax gain on the sale of its modified coinsurance contracts. During the second quarter of 2003, PNC recorded an $87 million after-tax charge in connection with the agreement with the Department of Justice.

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PNC Earnings Grow To $304 Million In Second Quarter

CONSOLIDATED REVENUE REVIEW

Total revenue represents the sum of taxable-equivalent net interest income and noninterest income. Total revenue was $1.395 billion for the second quarter of 2004, an increase of $96 million compared with the second quarter of 2003 and a decrease of $13 million compared with the first quarter of 2004. The increase in total revenue compared with the second quarter of 2003 was primarily attributable to increased assets under management and equity management gains. The decrease in total revenue compared with the first quarter of 2004 was primarily attributable to the gains related to the sale of the Corporation’s modified coinsurance contracts and certain Hawthorn consulting activities in the first quarter of 2004, as well as a decrease in taxable-equivalent net interest income, partially offset by higher equity management gains in the second quarter of 2004.

Net Interest Income

Taxable-equivalent net interest income totaled $485 million for the second quarter of 2004 compared with $523 million for the second quarter of 2003 and $497 million for the first quarter of 2004. The decreases compared with both periods were primarily attributable to the sale of the vehicle leasing portfolio, a lower level of income from securities and lower net interest margin. The net interest margin was 3.18 percent for the second quarter of 2004, a decrease of 73 basis points compared with the second quarter of 2003 and a decrease of 12 basis points compared with the first quarter of 2004. The decreases were primarily attributable to the continued low interest rate environment, the impact of the sale of the vehicle leasing business and lower spreads earned on loans. The Corporation has managed its investment portfolio to mitigate risk associated with short-term interest rate volatility while maintaining substantial flexibility to take advantage of gradually rising interest rates.

Noninterest Income

Noninterest income totaled $910 million and represented 65 percent of total revenue for the second quarter of 2004, compared with $776 million and 60 percent, respectively, for the second quarter of 2003 and $911 million and 65 percent, respectively, for the first quarter of 2004. Increases in asset management and fund servicing fees and equity management gains drove the increase in noninterest income for the second quarter of 2004 compared with the prior year period. Noninterest income for the first quarter of 2004 included a $34 million pre-tax gain related to the sale of the Corporation’s modified coinsurance contracts and a $10 million pre-tax gain related to the sale of certain Hawthorn consulting activities. Apart from the impact of these items, noninterest income would have increased 5 percent compared with the linked quarter primarily due to higher equity management gains, customer service fees and service charges in the second quarter of 2004.

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PNC Earnings Grow To $304 Million In Second Quarter

Asset management and fund servicing fees for the second quarter of 2004 increased $53 million on a combined basis compared with the second quarter of 2003 and decreased $6 million compared with the first quarter of 2004. The increases compared with the year-earlier period were driven by growth in assets managed and serviced, partially due to improved equity market conditions. Assets under management were $350 billion at June 30, 2004 compared with $361 billion at March 31, 2004 and $328 billion at June 30, 2003. The increase in assets under management compared with the year-earlier period was primarily due to net inflows at BlackRock as well as comparatively stronger market conditions. The decrease in assets under management compared with the linked quarter was primarily attributable to the impact of higher interest rates and comparatively weaker fixed income market conditions at BlackRock.

Traditional banking noninterest income for the second quarter of 2004, defined as service charges on deposits, brokerage and consumer and corporate services, increased $30 million compared with the year-earlier period and $9 million compared with the first quarter of 2004. The increases compared with the prior periods were primarily attributable to increased customer activity across the traditional banking businesses.

Equity management gains were $35 million for the second quarter of 2004, compared with losses of $17 million for the second quarter of 2003 and gains of $7 million for the first quarter of 2004. Net securities gains were $14 million in the second quarter of 2004, compared with $26 million a year ago and $15 million for the first quarter of 2004.

Other noninterest income typically fluctuates from period to period depending on the nature and magnitude of transactions completed. In the first quarter of 2004, other noninterest income included the $34 million pre-tax gain related to the sale of the Corporation’s modified coinsurance contracts, $15 million of private equity dividends and the $10 million pre-tax gain related to the sale of certain Hawthorn investment consulting activities.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $910 million for the second quarter of 2004, compared with $935 million for the second quarter of 2003 and $895 million for the first quarter of 2004. The efficiency ratio was 65 percent for the second quarter of 2004 compared with 72 percent in the second quarter of 2003 and 64 percent in the first quarter of 2004. The decrease in noninterest expense compared with the second quarter of 2003 was primarily attributable to $120 million of costs associated with the Department of Justice agreement recorded in the second quarter of 2003, the comparative impact of a $24 million incremental benefit from efficiency initiatives and $14 million of distributions on capital securities previously reported as noninterest expense. These declines were mostly offset by increased staff expense, on-going expenses

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PNC Earnings Grow To $304 Million In Second Quarter

added with the United National acquisition earlier in 2004 and the adoption of FIN 46 in 2003, and an $8 million expense related to the sale of the Corporation’s vehicle leasing business during the second quarter of 2004. The increase in noninterest expense compared with the first quarter of 2004 was primarily attributable to increased sales-based and other incentives expense, mitigated by $10 million of costs which were considered “one-time” associated with the acquisition of United National and a $6 million impairment on intangible assets at BlackRock recorded during the first quarter of 2004.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $73.1 billion at June 30, 2004 compared with $74.1 billion at March 31, 2004 and $67.3 billion at June 30, 2003. The increase compared with June 30, 2003 was attributable to the acquisition of United National, which contributed over $3 billion in assets; the consolidation of $1.8 billion of assets related to Market Street Funding Corporation (“Market Street”) resulting from the adoption of FIN 46 effective July 1, 2003; and growth in the loan portfolio. The decrease compared with the linked quarter was primarily attributable to the net sale of securities and the sale of the vehicle leasing portfolio during the second quarter of 2004 that was mitigated by loan growth.

Average interest-earning assets were $60.9 billion for the second quarter of 2004 compared with $53.3 billion and $60.1 billion for the second quarter of 2003 and first quarter of 2004, respectively.

Average total loans of $38.3 billion for the second quarter of 2004 increased by $3.4 billion over the second quarter of 2003 and by $1.5 billion over the first quarter of 2004. The increase in average total loans compared with the year-earlier period was attributable to the acquisition of United National; increased loan demand, particularly from consumers; and the purchase of approximately $660 million of home equity loans during the first quarter of 2004. The increase compared with the prior quarter was primarily attributable to increased loan demand.

Average total deposits for the second quarter of 2004 were $49.0 billion, an increase of $5.1 billion over the second quarter of 2003 and an increase of $1.7 billion over the first quarter of 2004. The increase in deposits was primarily attributable to higher money market and demand deposit balances. Average total deposits represented 66 percent of total sources of funds for the first quarter of 2004, versus 67 percent for the second quarter of 2003 and 65 percent for the first quarter of 2004. Aggregate average interest-bearing demand and money market and average demand and other non-interest bearing deposits were $35.6 billion for the second quarter of 2004 compared with $32.4 billion for the second quarter of 2003 and $34.8 billion for the first quarter of 2004. The increase in these deposits compared with the year-earlier period was attributable to the acquisition of United National, as well as increased customer volumes. The increase compared with the first quarter of 2004 was primarily attributable to increased customer volumes.

Average borrowed funds were $12.6 billion for the second quarter of 2004, $8.7 billion for the second quarter of 2003 and $13.1 billion for the first quarter of 2004. The addition of $1.2 billion of junior

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PNC Earnings Grow To $304 Million In Second Quarter

subordinated debentures at December 31, 2003 related to the deconsolidation of the trust preferred securities under FIN 46 and the issuance of $600 million of subordinated notes in November 2003 contributed to the increase in average borrowed funds for the second quarter of 2004 compared with the second quarter of 2003. Also, the addition of commercial paper related to Market Street under FIN 46 effective July 1, 2003 also contributed to the increase in average borrowed funds compared with the second quarter of 2003. The decrease in borrowed funds compared with the first quarter of 2004 was primarily attributable to a decrease in Federal Home Loan Bank borrowings.

Shareholders’ equity totaled $7.1 billion at June 30, 2004, $7.2 billion at March 31, 2004 and $6.8 billion at June 30, 2003. The decline in shareholders’ equity at June 30, 2004 compared with March 31, 2004 was driven by a change from accumulated other comprehensive income at the prior quarter end to an accumulated other comprehensive loss at June 30, 2004. This change resulted from a decline in the fair value of securities available for sale and cash flow hedge derivatives due to the impact of rising interest rates. The regulatory capital ratios at June 30, 2004 are estimated to be 7.7 percent for Leverage, 9.0 percent for Tier 1 and 12.7 percent for Total Risk-based Capital.

Common shares outstanding at both June 30, 2004 and March 31, 2004 were 282 million. During the second quarter of 2004, the Corporation purchased 1.2 million common shares at a total cost of $66 million. The extent and timing of share repurchases during the remainder of the program authorized by the Board of Directors during the first quarter of 2004 will depend on a number of factors, including, among others, market and general economic conditions, regulatory and economic capital considerations, alternative uses of capital and the potential impact on PNC’s credit rating. The pending acquisition of Riggs National Corporation, which is expected to add approximately $500 million to $600 million of goodwill, will constrain share repurchases over the next several quarters as the Corporation seeks to maintain its strong capital position.

ASSET QUALITY REVIEW

Overall asset quality strengthened further during the second quarter of 2004. At June 30, 2004, nonperforming assets totaled $207 million compared with $229 million at March 31, 2004 and $404 million at June 30, 2003. The ratio of nonperforming assets to total loans, loans held for sale and foreclosed assets was .51 percent at June 30, 2004 compared with .59 percent at March 31, 2004 and 1.12 percent at June 30, 2003.

Nonperforming loans were $169 million at June 30, 2004 compared with $183 million at March 31, 2004 and $327 million at June 30, 2003. The decrease in nonperforming loans compared with both earlier periods was due to improvements in asset quality. The ratio of nonperforming loans to total loans was .43 percent at June 30, 2004 compared with .49 percent at March 31, 2004 and .95 percent at June 30, 2003.

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PNC Earnings Grow To $304 Million In Second Quarter

Foreclosed and other assets totaled $36 million at June 30, 2004 compared with $42 million at March 31, 2004 and $32 million at June 30, 2003.

The provision for credit losses was $8 million for the second quarter of 2004 compared with $12 million for the first quarter of 2004 and $57 million for the second quarter of 2003. The decrease in the provision for credit losses was due to the overall improvement in credit quality of the loan portfolio, which reflected a decline in nonperforming loans. In addition, the provision for credit losses for the second quarter of 2004 declined $5 million as a result of a reserve reduction recognized in connection with the sale of PNC’s vehicle leasing business.

The allowance for loan and lease losses was $593 million at June 30, 2004, and represented 1.52 percent of total loans and 351 percent of nonperforming loans. The comparable amounts and ratios were $604 million, 1.61 percent and 330 percent at March 31, 2004 and $673 million, 1.95 percent and 206 percent at June 30, 2003. The allowance for unfunded loan commitments and letters of credit was $83 million at June 30, 2004, compared with $90 million at March 31, 2004 and $78 million at June 30, 2003.

Net charge-offs were $26 million for the second quarter of 2004 compared with $63 million for the second quarter of 2003 and $62 million for the first quarter of 2004. The decrease in net charge-offs compared with the first quarter of 2004 was primarily attributable to management’s decision to change the charge-off policy related to smaller, nonperforming commercial loans during the first quarter of 2004. The change in the charge-off policy resulted in an increase in gross charge-offs of $24 million during the first quarter of 2004. The decrease in net charge-offs compared with the second quarter of 2003 was primarily attributable to the charge-off of a single airline industry credit a year ago.

RIGGS ACQUISITION INFORMATION

PNC announced it had signed a definitive agreement to acquire Riggs National Corporation on July 16, 2004. Total consideration for the merger will be 7.5 million shares of PNC common stock and $321 million in cash, subject to adjustment. The transaction is subject to regulatory and shareholder approvals and other conditions.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and PNC Vice Chairman and Chief Financial Officer William S. Demchak will hold a conference call for investors today at 10:00 a.m. eastern time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at (800) 990-2718 (domestic) or (706) 643-0187 (international). A taped replay of the call will be available for one week at (800) 642-1687 (domestic) and (706) 645-9291 (international); enter conference ID 8119658.

In addition, internet access to the call (listen-only) and to PNC’s second quarter 2004 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” The earnings press release and related financial supplement, which includes significant financial information that will be discussed on the conference call, will be available on PNC’s website prior to the beginning of the conference call. A replay of the webcast will be available on PNC’s website for 30 days.

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PNC Earnings Grow To $304 Million In Second Quarter

The conference call may include a discussion of non-GAAP financial measures, which is qualified by GAAP reconciliation information included in this news release or otherwise available on PNC’s website under “For Investors.” The conference call may include forward-looking information which, along with the supplementary financial information and this news release, is subject to the cautionary statement that follows.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on our business operations or performance that are forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “position,” “target,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “objective,” “plan,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “seek,” “strive,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Our forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

In addition to factors that we have previously disclosed in our SEC reports and those that we discuss elsewhere in this news release, our forward-looking statements are subject to, among others, the following risks and uncertainties, which could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance: (1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates, money supply or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet and off-balance sheet assets; or (g) the availability and terms of funding necessary to meet our liquidity needs; (2) the impact on us of legal and regulatory developments (including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax law; and (e) changes in accounting policies and principles), with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding; (3) the impact on us of changes in the nature or extent of competition; (4) the introduction, withdrawal, success and timing of our business initiatives and strategies; (5) customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices; (6) the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults that could affect, among other things, credit and asset quality risk and our provision for credit losses; (7) the ability to identify and effectively manage risks inherent in our business; (8) how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses; (9) the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others; (10) the timing and pricing of any sales of loans or other financial assets held for sale; (11) our ability to obtain desirable levels of insurance, and whether or not insurance coverage for claims by PNC is denied; (12) the relative and absolute investment performance of assets under management; and (13) the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.

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PNC Earnings Grow To $304 Million In Second Quarter

In addition, our forward-looking statements are also subject to risks and uncertainties related to our pending acquisition of Riggs National Corporation and the expected consequences of the integration of the remaining Riggs businesses at closing into PNC, including the following: (a) completion of the transaction is dependent on, among other things, receipt of stockholder and regulatory approvals, and we cannot at this point predict with precision when those approvals may be obtained or if they will be received at all; (b) successful completion of the transaction and our ability to realize the benefits that we anticipate from the acquisition also depend on the nature of any future developments with respect to Riggs’ regulatory issues, the ability to comply with the terms of all current or future regulatory requirements (including any related action plan) resulting from these issues, and the extent of future costs and expenses arising as a result of these issues, including the impact of increased litigation risk and any claims for indemnification or advancement of costs; (c) the transaction may be materially more expensive to complete than we anticipate as a result of unexpected factors or events; (d) the integration into PNC of the Riggs business and operations that we acquire, which will include conversion of Riggs’ different systems and procedures, may take longer than we anticipate, may be more costly than we anticipate, or may have unanticipated adverse results relating to Riggs’ or PNC’s existing businesses; (e) it may take longer than we expect to realize the anticipated cost savings of the acquisition, and those anticipated cost savings may not be achieved or may not be achieved in their entirety; and (f) the anticipated strategic and other benefits of the acquisition to us are dependent in part on the future performance of Riggs’ business, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to the performance of PNC’s and Riggs’ businesses (with respect to Riggs, see Riggs’ SEC reports, also accessible on the SEC’s website at www.sec.gov) or due to factors related to the acquisition of Riggs and the process of integrating Riggs’ business at closing into ours.

Other mergers, acquisitions, restructurings, divestitures, business alliances or similar transactions, including our recently completed acquisition of United National Bancorp, will also be subject to similar risks and uncertainties related to our ability to realize expected cost savings or revenue enhancements or to implement integration and strategic plans.

In addition, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance that involve BlackRock are discussed in more detail and additional factors are identified in BlackRock’s SEC reports, accessible on the SEC’s website or on BlackRock’s website at www.blackrock.com.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov or on or through our corporate website at www.pnc.com.

The PNC Financial Services Group, Inc. is one of the nations’s largest diversified financial services organizations, providing regional community banking; wholesale banking, including corporate banking, real estate finance and asset-based lending; wealth management; asset management; and global fund services.

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Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the six months ended
Dollars in millions, except per share data Unaudited	June 30 2004	March 31 2004	June 30 2003	June 30 2004	June 30 2003
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$485	$497	$523	$982	$1,029
Noninterest income	910	911	776	1,821	1,571

Total revenue	$1,395	$1,408	$1,299	$2,803	$2,600

Net Income	$304	$328	$184	$632	$446

Diluted earnings per common share	$1.07	$1.15	$.65	$2.22	$1.57

Cash dividends declared per common share	$.50	$.50	$.48	$1.00	$.96

SELECTED RATIOS
Return on
Average common shareholders’ equity (b)	17.41%	18.84%	10.91%	18.13%	13.32%
Average assets (b)	1.66	1.81	1.13	1.73	1.37
Net interest margin	3.18	3.30	3.91	3.24	3.83
Noninterest income to total revenue (c)	65	65	60	65	60
Efficiency (b)(d)	65	64	72	65	69

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a)	The interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make them fully equivalent to other taxable interest income investments. The following is a reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis (in millions):

	For the three months ended			For the six months ended
	June 30 2004	March 31 2004	June 30 2003	June 30 2004	June 30 2003
Net interest income, GAAP basis	$481	$494	$521	$975	$1,024
Taxable-equivalent adjustment	4	3	2	7	5

Net interest income, taxable-equivalent basis	$485	$497	$523	$982	$1,029

(b)	Ratios as adjusted for the second quarter 2003 DOJ-related expenses are provided in the following table. See “Agreement with Department of Justice” in the Financial Review section of our Quarterly Report on Form 10-Q for the second quarter of 2003 and our Current Report on Form 8-K dated June 23, 2004 for further information. These expenses represent matters which we believe are not indicative of our legal and regulatory affairs arising out of the operation of our business in the ordinary course.

	For the three months ended June 30, 2003	For the six months ended June 30, 2003
Return on average common shareholders’ equity, GAAP basis	10.91%	13.32%
Adjustment for DOJ-related expenses	5.15	2.59

Return on average common shareholders’ equity, as adjusted	16.06	15.91

Return on average assets, GAAP basis	1.13%	1.37%
Adjustment for DOJ-related expenses	.53	.26

Return on average assets, as adjusted	1.66	1.63

Efficiency ratio, GAAP basis	72%	69%
Adjustment for DOJ-related expenses	(9)	(5)

Efficiency ratio, as adjusted	63	64

(c)	Calculated as total noninterest income divided by the sum of net interest income and noninterest income.
(d)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	Second Quarter 2004			First Quarter 2004			Second Quarter 2003
Dollars in millions, except per share data Unaudited	Pretax Impact	Net Income	Fully diluted earnings per share	Pretax Impact	Net Income	Fully diluted earnings per share	Pretax Impact	Net Income	Fully diluted earnings per share
RECONCILIATION OF QUARTERLY GAAP EARNINGS TO NORMALIZED EARNINGS (a)

Quarterly results as reported on a GAAP basis		$304	$1.07		$328	$1.15		$184	$.65
Normalization adjustments:
Costs incurred under Department of Justice (“DOJ”) agreement (b)							$120	87	.31

Reported results excluding above item		304	1.07		328	1.15		271	.96
Gains on loans held for sale, net of valuation adjustments (c)	$(17)	(11)		$(28)	(18)		(15)	(10)
Gain on sale of modified coinsurance contracts (d)				(34)	(22)
Gain on sale of certain Hawthorn investment consulting activities (e)				(10)	(7)
United National acquisition one-time costs (f)	1			10	7
Equity management (gains) losses (g)	(35)	(23)		(7)	(5)		17	11
Net loss on sale of vehicle leasing business (h)	8	5
Net securities gains (i)							(11)	(7)

Total normalization adjustments		(29)	(.10)		(45)	(.16)		(6)	(.02)

Quarterly results as adjusted to reflect normalized earnings		$275	$.97		$283	$.99		$265	$.94

(a)	We have provided this reconciliation so that you (shareholders, investor analysts, regulators and others) will have a basis for comparison of our results for the periods presented that supplements our results as reported in accordance with generally accepted accounting principles (“GAAP”). We believe that this additional information is useful and relevant as it identifies and summarizes the impact of significant items included in reported GAAP earnings that we believe are not a reflection of our core operating performance for the periods presented.
(b)	See “Agreement with Department of Justice” in the Consolidated Income Statement Review portion of the Financial Review section of our Quarterly Report on Form 10-Q for the second quarter of 2003 and our Current Report on Form 8-K dated June 23, 2004 for further information. These expenses represent matters that do not arise out of our ongoing business operations in the ordinary course. Therefore, we believe these expenses are not indicative of our legal and regulatory affairs related to our business operations and have removed them for the computation of normalized earnings.
(c)	We have realized gains, net of valuation adjustments, on the disposition of loans that we designated as held for sale as part of our institutional lending repositioning initiative. These assets and related customer relationships are not part of our ongoing business strategy for Wholesale Banking. Accordingly, we have removed these amounts for the computation of normalized earnings.
(d)	Effective January 1, 2004, we discontinued reinsuring new annuity contracts and sold our existing book of business. We recognized a gain during the first quarter of 2004 in connection with this sale. We believe this transaction is not indicative of our ongoing business operations and, therefore, we removed this gain for the computation of normalized earnings.
(e)	We sold certain investment consulting activities of PNC Advisors’ Hawthorn unit during the first quarter of 2004 and recognized a gain in that quarter related to this transaction. We believe this transaction is not indicative of our ongoing business operations and, therefore, we removed this gain for the computation of normalized earnings.
(f)	We believe that the one-time costs associated with the merger, effective January 1, 2004, of United National Bancorp with a PNC subsidiary are not indicative of our ongoing business operations and, therefore, we have removed those costs for the computation of normalized earnings.
(g)	We have been conducting our private equity investment activities at a more moderate pace than in prior years and are emphasizing the management of capital for other investors, which provides us with fee income. We have no control over fair value adjustments on the existing portfolio of investments. Accordingly, we have removed valuation gains and losses for the computation of normalized earnings.
(h)	We sold the vehicle leasing business that we had previously designated for exit, including the related vehicle lease portfolio and related assets, during May 2004. We recognized a net loss on the sale during the second quarter of 2004, which we do not believe is indicative of our ongoing business operations. Therefore, we have removed this amount for the computation of normalized earnings.
(i)	Certain net gains or losses from the disposition of securities that we have designated as available for sale are a recurring component of our balance sheet and interest rate risk management process. Based on our current portfolio and the interest rate environment, we believe that net securities gains in excess of $15 million on a quarterly basis may not be sustainable, typical of future performance, or reflect our business strategy. Therefore, where we recognized more than $15 million of net securities gains in any quarter, we have removed the amount greater than $15 million from the computation of normalized earnings.

Total net securities gains were $14 million for the second quarter of 2004 (all of which was included in “Other”). Total net securities gains were $15 million for the first quarter of 2004 (consisting of $2 million in Regional Community Banking and $13 million in “Other”). Total net securities gains were $26 million for the second quarter of 2003 (consisting of $22 million in Regional Community Banking; $2 million in Wholesale Banking; and $1 million each in BlackRock and “Other”).

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the six months ended
In millions Unaudited	June 30 2004	March 31 2004	June 30 2003	June 30 2004	June 30 2003
BUSINESS EARNINGS (LOSS)
Banking Businesses
Regional Community Banking	$125	$102	$122	$227	$228
Wholesale Banking	113	122	83	235	177
PNC Advisors	27	31	24	58	44

Total banking businesses	265	255	229	520	449

Asset management and processing businesses
BlackRock	48	55	39	103	74
PFPC	17	16	16	33	29

Total asset management and processing businesses	65	71	55	136	103

Total business segment earnings	330	326	284	656	552
Minority interest in income of BlackRock	(14)	(16)	(12)	(30)	(23)
Other	(12)	18	(88)	6	(83)

Total consolidated	$304	$328	$184	$632	$446

Dollars in millions, except per share data Unaudited	June 30 2004	March 31 2004	June 30 2003
BALANCE SHEET DATA
Assets	$73,118	$74,115	$67,262
Earning assets	60,029	61,572	54,748
Loans, net of unearned income	39,094	37,519	34,534
Allowance for loan and lease losses	593	604	673
Securities	14,954	16,941	16,017
Loans held for sale	1,457	1,548	1,475
Deposits	49,994	48,125	46,694
Borrowed funds	10,937	13,722	7,903
Allowance for unfunded loan commitments and letters of credit	83	90	78
Shareholders’ equity	7,064	7,230	6,774
Common shareholders’ equity	7,056	7,221	6,765
Book value per common share	25.01	25.61	24.16
Loans to deposits	78%	78%	74%

ASSETS UNDER MANAGEMENT (billions) (a)	$350	$361	$328

NONDISCRETIONARY ASSETS UNDER ADMINISTRATION (billions) (a)	$91	$94	$85

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$665	$669	$608
Custody assets	416	411	371

CAPITAL RATIOS
Tier 1 Risk-based (b)	9.0%	9.1%	8.9%
Total Risk-based (b)	12.7	13.1	12.3
Leverage (b)	7.7	7.7	8.1
Shareholders’ equity to total assets	9.66	9.76	10.07
Common shareholders’ equity to total assets	9.65	9.74	10.06

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.51%	.59%	1.12%
Nonperforming loans to loans	.43	.49	.95
Net charge-offs to average loans (for the three months ended)	.27	.68	.73
Allowance for loan and lease losses to loans	1.52	1.61	1.95
Allowance for loan and lease losses to nonperforming loans	351	330	206

(a)	Balance at March 31, 2004 reflected the first quarter 2004 sale of certain activities of the investment consulting business of Hawthorn and the expected resulting movement of accounts from assets under management to nondiscretionary assets under administration.
(b)	Estimated for June 30, 2004.